UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 18, 2014

IXYS Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26124	77-0140882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1590 Buckeye Drive, Milpitas, California		95035
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-457-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2014, the Compensation Committee (“Committee”) of the Board of Directors (“Board”) of IXYS Corporation (“IXYS”) made certain determinations regarding the cash performance program for Dr. Nathan Zommer, the Chief Executive Officer of IXYS, and Mr. Uzi Sasson, the President of IXYS for the fiscal year ended March 31, 2015 (“Fiscal 2015”).

The Committee approved potential awards at each of three performance levels, threshold, target and maximum, as follows:

Name	Threshold	Target	Maximum
Nathan Zommer	$290,000	$500,000	$750,000
Uzi Sasson	$178,000	$400,000	$600,000

A single set of objectives was approved for both executives. The Fiscal 2015 objectives are as follows:

1. Net revenues;
2. Gross margin;
3. Adjusted EBITDA; and
4. Discretionary.

The Committee defined “Adjusted EBITDA” to mean earnings before interest, taxes, depreciation, amortization and stock compensation expense.

Weights are accorded each objective. The weight accorded each of the first three objectives is 30%. The weight accorded the fourth objective, discretionary, is 10%.

Each of the first three objectives will be evaluated quantitatively, using a numerical value determined by the Committee for each of the performance levels of threshold, target and maximum. The discretionary objective will be evaluated through a qualitative assessment.

With respect to the three quantitative objectives, the Committee intends that outcomes between threshold and target be interpolated linearly between the amount of threshold award and the amount of the target award applicable to that objective and that outcomes between target and maximum be interpolated linearly between the amount of the target award and the amount of the maximum award applicable to that objective. For any objective, such applicable amounts shall be determined by the multiplication of the award for a performance level by the weight for the objective.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXYS Corporation

June 20, 2014	By:	/s/ Uzi Sasson

Name: Uzi Sasson
Title: President